Exhibit 10.6

Alfonzo Leon

10401 Strathmore Park Court

Unit 405

North Bethesda, Maryland 20852

January 27, 2021

Dear Alfonzo:

First Amendment to Employment Agreement

This letter memorializes our mutual agreement to amend the Employment Agreement between you and Inter-American Management LLC dated July 9, 2020 (the “Employment Agreement”) as set forth below.

Effective as of January 1, 2021 the second sentence of Section 3(b) of the Employment Agreement shall be deleted and replaced with the following sentence:

“The performance goals for an applicable calendar year (the “Bonus Year”) shall be established by the board of directors (the “Board”) of GMR (or a committee thereof), following consultation with Employee, and communicated to Employee within the first seventy-five (75) days of the applicable Bonus Year.”

Except as set forth above, the terms of the Employment Agreement are not to be amended by this letter and are hereby ratified and affirmed.

To confirm your agreement to the amendment set forth above, please sign below and return a signed copy of this letter to Jamie Barber at jamieb@globalmedicalreit.com.  This letter may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This letter may be executed by electronic signature, which shall be valid for all purposes.

Sincerely,

Inter-American Management LLC

By:	/s/ Jamie Barber
Name:	Jamie Barber
Title:	General Counsel

ACKNOWLEDGED AND AGREED:

/s/ Alfonzo Leon
Alfonzo Leon

[signature page to First Amendment to Employment Agreement]